October 15, 2009

The Student Loan Corporation Announces
Third Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $54.8 million, or $2.74 per share, for the quarter ended September 30, 2009, an increase of $49.4 million compared to net income of $5.4 million, or $0.27 per share, reported for the same quarter of 2008.  This increase in net income reflects the positive impact of improved market conditions on the Company’s retained interests in its off-balance sheet securitizations, gains on loan sales, lower provision for loan losses and reduced operating expenses.  The Company’s net interest income of $74.1 million for the third quarter of 2009, which fell by $9.4 million from $83.5 million for the same quarter of 2008, reflects margin compression driven by more expensive funding.

During the third quarter of 2009, the Company leveraged its portfolio to secure an additional $5.2 billion of long-term structural liquidity.  This included $1.9 billion from the U.S. Department of Education sponsored conduit, Straight-A Funding, LLC (the Conduit).  This brings the cumulative funding from the Conduit to $10.4 billion.  The Company also executed two securitizations, a Federal Loan Consolidation securitization which provided $1.9 billion of funding, and a private education loan securitization under the Term Asset-Backed Securities Loan Facility which provided $1.4 billion of funding.

The Company continued to draw on financing through the Department of Education’s Loan Participation Purchase Program (the Participation Program).  Since the inception of this program, the Company has funded $2.9 billion of FFEL Program Stafford and PLUS loan disbursements.  During the third quarter of 2009, the Company completed a $1.1 billion loan sale to the Department of Education through the Loan Purchase Commitment Program (the Purchase Program).  These proceeds were used to pay back funding from the Participation Program.  Since the inception of the Purchase Program, the Company has sold $2.3 billion of loans to the Department of Education.

“During the third quarter of 2009, the financial markets showed further signs of improvement.  The Student Loan Corporation capitalized on this market improvement by completing two securitizations during the quarter which provided the Company with long-term structural liquidity at more favorable pricing than equivalent term funding.  We are continuing to provide industry leading customer service to both our school clients and our borrowers, while driving down our expenses,” said The Student Loan Corporation’s Chief Executive Officer, Mike Reardon.

During the twelve-month period ended September 30, 2009, the Company’s managed student loan portfolio grew by $1.9 billion (5%) to $43.3 billion, reflecting the Company’s continued commitment to the education lending market.  The managed portfolio includes $28.4 billion of the Company’s owned loan assets and $14.9 billion of loans serviced on behalf of securitization trusts or other lenders.  Originations for the quarter included FFEL Program Stafford and PLUS loan originations of $1.9 billion, a 10% decrease from the same quarter of 2008.  This decrease is largely due to schools moving from the FFEL Program to the Department of Education’s Direct Lending Program.  The Company also made new CitiAssist® loan commitments of $0.3 billion, which was 47% lower than the same quarter of 2008, continuing the recent effort to originate higher quality private education loans.

Net interest income of $74.1 million for the third quarter of 2009 was $9.4 million (11%) lower than the same quarter of 2008.  Net interest margin of 1.01% for the third quarter of 2009 was 34 basis points lower than the same period of 2008.  The Company’s shift toward longer-term funding resulted in higher funding costs, which lowered third quarter net interest income by $25.4 million compared to the same quarter in 2008.  The higher funding costs were partially offset by higher yields on the Company’s student loan assets, which increased net interest income for the third quarter by $12.3 million compared with the same quarter of 2008.

The Company’s other income of $86.2 million for the third quarter of 2009 was $69.1 million higher than the same quarter of 2008.  This reflects a $17.7 million gain on sale of FFEL Program Stafford and PLUS loans under the Purchase Program.  The Company also had a $28.8 million smaller write-down of its held for sale portfolio.  In addition, the Company recognized an increase in net mark-to-market gains of $21.7 million on the Company’s derivatives and retained interests from securitizations, reflecting a slowdown in prepayments on securitized loans.

Total operating expenses of $34.7 million for the third quarter ended September 30, 2009 were $10.1 million (23%) lower than the same quarter of 2008.  Over the same period, the Company’s operating expense ratio declined 12 basis points to 0.32%.  These improvements reflect the ongoing benefits of the Company’s repositioning efforts.

The Company’s allowance for loan losses at September 30, 2009 was $141.3 million, an increase of $31.0 million compared to $110.3 million at December 31, 2008.  This increase is largely due to continued deterioration in the economic environment, an increase in expected loss rates, higher loan balances, seasoning of the portfolios as more loans entered repayment, and lower recovery rates.  The provision for loan losses decreased by $8.1 million in the third quarter of 2009 compared to the same period in 2008.  This decrease is primarily driven by specific reserves established in the third quarter of 2008 for a bankrupt proprietary school.  Net credit losses of $26.1 million in the third quarter ended September 30, 2009 were relatively flat compared to the second quarter of this year.

The Company’s third quarter 2009 return on average equity increased to 13.6% from 1.3% during the same quarter of 2008, driven by higher earnings.

On October 14, 2009, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $0.35 per share.  The dividend will be paid December 1, 2009 to shareholders of record on November 13, 2009.

The Student Loan Corporation is one of the nation’s leading originators and holders of FFEL Program and private education loans.  Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400.  Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.  Information is also available on the Company’s web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	Unaudited		Unaudited
NET INTEREST INCOME
Interest income	$194,401	$279,823	$585,821	$928,339
Interest expense	(120,290)	(196,302)	(382,748)	(643,981)
Net interest income	74,111	83,521	203,073	284,358
Provision for loan losses	(38,690)	(46,791)	(104,658)	(117,930)
Net interest income after provision for loan losses	35,421	36,730	98,415	166,428

OTHER INCOME
Gains on loans securitized	-	-	-	1,262
Gains on loans sold	17,712	194	35,576	2,508
Fee and other income	68,535	16,923	106,344	67,394
Total other income	86,247	17,117	141,920	71,164

OPERATING EXPENSES
Salaries and employee benefits	7,859	14,195	25,265	43,257
Restructuring and related charges	(300)	-	(381)	8,735
Other expenses	27,148	30,660	79,893	89,019
Total operating expenses	34,707	44,855	104,777	141,011

Income before income taxes	86,961	8,992	135,558	96,581
Provision for income taxes	32,154	3,553	47,967	35,462
NET INCOME	$54,807	$5,439	$87,591	$61,119

DIVIDENDS DECLARED AND PAID	$7,000	$28,600	$42,600	$85,800

BASIC AND DILUTED EARNINGS
PER COMMON SHARE	$2.74	$0.27	$4.38	$3.06
(based on 20,000,000 average shares outstanding)

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$0.35	$1.43	$2.13	$4.29

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except share and per share amounts)

	September 30,	December 31,	September 30,
	2009	2008	2008
	Unaudited		Unaudited
ASSETS
Federally insured student loans	$18,247,135	$18,064,662	$18,406,466
Private education loans	7,362,424	5,861,545	5,815,960
Deferred origination and premium costs	572,016	635,449	658,745
Allowance for loan losses	(141,312)	(110,329)	(110,651)
Student loans, net	26,040,263	24,451,327	24,770,520
Other loans and lines of credit	10,507	9,016	9,148
Loans held for sale	2,256,176	1,072,316	10,530
Cash	655	595	683
Residual interests in securitized loans	858,792	942,807	743,704
Other assets	2,237,767	1,761,338	1,489,369

Total Assets	$31,404,160	$28,237,399	$27,023,954

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$8,212,000	$12,654,200	$10,693,600
Short-term secured borrowings, payable to Department of Education	243,824	1,002,211	-
Long-term borrowings, payable to principal stockholder	4,391,000	10,102,000	12,102,000
Long-term secured borrowings	15,844,104	1,727,744	1,773,839
Deferred income taxes	338,262	382,155	378,537
Other liabilities	735,669	774,886	465,816

Total Liabilities	29,764,859	26,643,196	25,413,792

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,830	141,723	141,390
Retained earnings	1,497,271	1,452,280	1,468,572

Total Stockholders' Equity	1,639,301	1,594,203	1,610,162

Total Liabilities and Stockholders' Equity	$31,404,160	$28,237,399	$27,023,954